Exhibit 4.61

Joint Development Agreement

EDF Australia Pacific Pty Ltd (EDF)
Vast Renewables Limited (Vast)

Contents	Page

1	Defined terms and interpretation		5

	1.1	Defined terms	5

	1.2	Interpretation	12

	1.3	Headings	13

2	Term		13

3	Exclusivity		13

	3.1	CSP Project exclusivity	13

	3.2	Partnership in New Jurisdictions	14

	3.3	Exclusive supplier	15

4	Development Activities and Relationship of Parties		15

	4.1	Development Activities	15

	4.2	Relationship	15

	4.3	Party’s covenants	16

	4.4	Party warranties	16

	4.5	Limitation of liability	16

5	Phase 0 – Ideation		17

	5.1	Project origination	17

	5.2	Incorporation of Vast project entities	17

	5.3	Referral of projects	18

6	Phase 1 – Feasibility		18

	6.1	Conduct of Feasibility Study	18

	6.2	Determination of Feasibility Study	18

7	Phase 2 – Approved Projects		19

	7.1	Election of equity right for Approved Projects	19

	7.2	Joint Venture Agreement	19

8	Withdrawal and introduction of additional parties		21

	8.1	Withdrawing from CSP Projects	21

	8.2	Additional investors	21

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9	Steering Committee		21

	9.1	Establishment of Steering Committee	21

	9.2	Composition of Steering Committee	22

	9.3	Chairperson	22

	9.4	Secretary	22

	9.5	Meetings	23

	9.6	Notice of meetings	23

	9.7	Quorum	23

	9.8	Voting rights	24

	9.9	Decisions	24

	9.10	Advisers and Observers	24

	9.11	Authority of Representatives	24

	9.12	Resolution without meeting	25

	9.13	Minutes	25

	9.14	Sub-committees	25

	9.15	Costs and expenses	25

10	Project Budget and Schedule		26

	10.1	Project Budget and Schedule	26

	10.2	Allocation of costs	26

	10.3	Audit	26

11	Appointment of Project Manager		26

	11.1	Appointment	26

	11.2	Powers	27

	11.3	Removal and replacement	27

12	Project administration		28

	12.1	Project Team	28

	12.2	Access to site	28

	12.3	Accounting	28

	12.4	Reports	28

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	12.5	Project Policies	29

	12.6	Amendment process	29

13	Non-solicitation		29

14	Default and termination		30

	14.1	Event of Default	30

	14.2	Notices of default	30

	14.3	Suspensions of rights following an Event of Default	30

	14.4	Termination following an Event of Default	31

	14.5	Defaulting Party continues to be liable	31

	14.6	Effect of termination	32

15	Dispute Resolution		32

	15.1	Amicable settlement	32

	15.2	Arbitration	32

	15.3	Urgent interlocutory relief	32

	15.4	Costs	32

16	Transfers and Change of Control		33

	16.1	Restriction on Transfers	33

	16.2	Transfers to Related Bodies Corporate	33

	16.3	Change of Control	33

17	Intellectual property		33

	17.1	Background IP	33

	17.2	Developed Vast IP	34

	17.3	Development and creation of Intellectual Property must be notified	34

	17.4	Developed Common IP	34

	17.5	Licensing of CSP Technology and Background IP	34

	17.6	Warranty	35

	17.7	Product Development Agreement	35

18		Insurance	35

19		Confidentiality	35

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	19.1	Confidentiality obligation	35

	19.2	Exceptions	36

	19.3	Information Recipient’s obligations	36

	19.4	Media or public announcement	37

20	Compliance		37

	20.1	Definitions	37

	20.2	Representations and warranties	38

	20.3	Compliance Questionnaire	39

	20.4	Associated Person involvement	40

	20.5	Notification	40

	20.6	Audit, Right to terminate and suspension of the Agreement	40

	20.7	Suspension of the Agreement in the event Sanctions prevent any Parties from the execution	40

	20.8	Export control (when applicable)	41

21	Notices and other communications		42

	21.1	Service of notices	42

	21.2	Effective on receipt	42

22	General provisions		43

	22.1	Alterations	43

	22.2	Approvals and consents	43

	22.3	Costs	43

	22.4	Stamp duty	43

	22.5	Survival	43

	22.6	Counterparts	44

	22.7	No merger	44

	22.8	Entire agreement	44

	22.9	Further action	44

	22.10	Severability	44

	22.11	Waiver	44

	22.12	Payments	44

	22.13	Governing law and jurisdiction	44

	22.14	Ipso Facto Stay	44

	22.15	Remote conferencing	44

Execution page			45

Schedule 1 – Compliance Questionnaire			47

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Date:

Parties

1	EDF Australia Pacific Pty Ltd ABN 51 664 931 079 of Level 26, 530 Collins Street, Melbourne, VIC, 3000 (EDF)

2	Vast Renewables Limited ACN 136 258 574 of 226-230 Liverpool Street, Darlinghurst, NSW, 2010 (Vast)

Background

A	Vast is a developer of concentrated solar thermal power technology and renewable energy and green fuels projects that utilise its proprietary modular tower CSP technology.

B	EDF is a subsidiary of Électricité de France S.A., an integrated global electric utility company that, inter alia, develops, builds and operates renewable power generation plants.

C	Subject to the terms of this Agreement: (i) Vast and EDF will co-develop CSP Projects on an exclusive basis (ii) EDF will loan the USD equivalent of EUR10 million to a subsidiary of Vast to enable the development of Vast’s CSP technology and CSP projects in Australia and (iii) Vast will have the right to be the exclusive supplier of CSP Technology to all Potential Eligible Projects, Eligible Projects and Approved Projects.

D	EDF acknowledges that the primary focus for Vast following closing is the development of VS1 and SM1. Any discussions that may be held with the EDF management teams for Other Jurisdictions must take into account the requirements of the VS1 and SM1 developments.

The parties agree

1	Defined terms and interpretation

1.1	Defined terms

In this document:

Agreement means this agreement.

Amendment Request has the meaning given in clause 12.6(a).

Approved Project means an Eligible Project that has been approved by the Parties in accordance with clause 6.2(d).

Aurora Project means VS1, SM1 and VS3.

Authorisations means all authorisations, leases, licences, permits, approvals, registrations and consents required by any Governmental Authority or under applicable law (including the Foreign Acquisitions and Takeovers Act 1975 (Cth)) for the conduct of the Development Activities (including Feasibility Study) or the development and operation of the CSP Projects (including the formation of, and equity investment into any Vast project entity).

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Background IP means, in respect of a Party, the Intellectual Property Rights which:

(a)	were owned by, or licensed to, that Party before the Commencement Date which includes, in respect of Vast, the CSP Technology;

(b)	are developed by that Party independently of this Agreement;

(c)	are developed independently of, and otherwise without connection with, any part of the Developed Common IP and Developed Vast IP; or

(d)	are derived, directly or indirectly, from the Intellectual Property Rights described in paragraphs (a), (b) or (c) of this definition,

in each case:

(e)	as proven by tangible evidence; and

(f)	excluding Developed Common IP, and Developed Vast IP.

Business Day means a day that is not a Saturday, Sunday, public holiday or bank holiday in New South Wales or Victoria.

Chairperson means the chairperson at meetings of the Steering Committee.

Change in Control means, in relation to any entity (the first mentioned entity):

(a)	an entity that Controls the first mentioned entity ceases to Control that entity (other than if the Ultimate Holding Company of the first mentioned entity remains the same following the change), including where there is a change in the entity that Controls the first mentioned entity; or

(b)	if the first mentioned entity is not Controlled, another entity acquires Control of the first mentioned entity,

but does not include:

(c)	any transaction contemplated by the Noteholder Agreement or the Business Combination Agreement (as defined in the Noteholder Agreement);

(d)	a Party (or any Related Body Corporate of a Party) becoming a listed entity on a National Stock Exchange; or

(e)	any change in Control of a listed entity on a National Stock Exchange.

Claim means any allegation, debt, cause of action, liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent whether at law, in equity, under statute or otherwise.

Commencement Date means the Closing Date in the Noteholder Agreement.

Compliance Questionnaire means the questionnaire set out in Schedule 1 to this Agreement.

Confidential Information of a Party (Disclosing Party) includes:

(a)	the nature and existence of any Feasibility Study and any CSP Project, including the discussions that have occurred prior to the date of this Agreement;

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(b)	the nature and existence of this Agreement and the terms of this Agreement (and any other Project Agreements);

(c)	all information that is developed by or for a Party pursuant to this Agreement (including any Feasibility Study); and

(d)	all information disclosed by the Disclosing Party to the other Party under this Agreement or of which the other Party becomes aware, whether before or after the Commencement Date, except information:

(i)	a Party creates (whether alone or jointly with any third person) independently of the Disclosing Party;

(ii)	which was lawfully obtained by a Party before the Disclosing Party disclosed it to the Information Recipient;

(iii)	which is received in good faith by a Party from a third party entitled to disclose it; or

(iv)	is public knowledge (otherwise than as a result of a breach of confidentiality by a Party or any of its permitted disclosees).

Consequential Loss means loss of revenue, loss of production, loss of product, loss of contract or loss of profit, and any indirect, special or consequential loss or damage, howsoever arising and whether in an action in contract, tort (including negligence), in equity, product liability, under statute or any other basis.

Control has the meaning given to that term in section 50AA of the Corporations Act and Controlled has a corresponding meaning.

Corporations Act means the Corporations Act 2001 (Cth).

CSP means concentrated solar thermal power.

CSP Technology means the concentrated solar thermal power generation and storage technology developed by Vast.

CSP Projects means projects which are:

(a)	standalone CSP projects;

(b)	projects that are a hybrid between CSP and another form of renewable technology;

(c)	green fuels projects for which CSP is part of the primary energy source; or

(d)	process heat and desalination projects requiring CSP,

in each case in Australia subject to clause 3.1(b) and excluding any project where Vast supplies CSP Technology solely as an original equipment manufacturer for that project.

Decision to Proceed has the meaning given in clause 6.2(b).

Defaulting Party has the meaning given in clause 14.1.

Developed Common IP has the meaning given in clause 17.4(a) and excludes the Background IP and Developed Vast IP.

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Developed Vast IP has the meaning given in clause 17.2 and excludes the Background IP and Developed Common IP.

Development Activities has the meaning given in clause 4.1.

Direction has the meaning given in clause 19.2(a).

Dispute has the meaning given in clause 15.1.

Dispute Notice has the meaning given in clause 15.1.

Due Amount has the meaning given to that term in clause 2 of the Promissory Note.

Eligible Project means:

(a)	VS1, VS3 and SM1;

(b)	any CSP Project (other than VS1, VS3 and SM1) that the Steering Committee has determined is an is an Eligible Project under clause 6.1(a)(i); and

(c)	any other renewables generation and storage projects, which are agreed by the parties in writing to be an Eligible Project.

Event of Default means any one or more of the events set out in clause 14.1.

Excluded Jurisdictions means the United States and Saudi Arabia.

Expiry Date means the later of:

(a)	the date that is seven years after the Commencement Date; and

(b)	the date the Parties enter into a Joint Venture Agreement with respect to an Approved Project with an expected nameplate capacity equal to or exceeding 200 MW, which may include a Joint Venture Agreement in respect of the Aurora Project when the aggregate nameplate capacity for the Aurora Project exceeds 200 MW,

(or such later date as the parties agree in writing).

Feasibility Study means a detailed study, as determined in respect of each proposed project, conducted by or on behalf of the Parties to assess and determine the commercial, technical and strategic feasibility and viability of developing a proposed project.

Financial Close means, in relation to a CSP Project where project finance is being used to develop the project:

(c)	finance documents to fully fund the project (other than equity amounts being provided by the sponsors) have been entered into; and

(d)	all conditions to the initial draw down of that financing have been satisfied or waived.

Good Electricity Industry Practice means the exercise of that degree of skill, diligence, prudence and foresight that reasonably would be expected from a significant proportion of operators of facilities in Australia for the generation, transmission or supply of electricity under conditions comparable to those applicable to the CSP Project consistent with applicable Authorisations, reliability, safety and environmental protection. The determination of comparable conditions is to take into account factors such as the relative size, duty, age and technological status of the CSP Project and the applicable Authorisations.

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Governmental Authority includes any governmental, semi-governmental, municipal or statutory authority, instrumentality, organisation, body or delegate (including any town planning or development authority, public utility, environmental, building, health, safety or other body or authority).

Gross Negligence means such reckless conduct in breach of a duty of care as demonstrates a conscious or reckless disregard for the harmful, foreseeable, proximate and avoidable consequences which result or may result from that conduct.

HoldCo means Vast Intermediate HoldCo Pty Ltd ACN 671 982 666.

Information Recipient has the meaning given in clause 19.1.

Initial Appraisal has the meaning given in clause 5.3(a).

Initial Period means a period of 6 months commencing from the Commencement Date.

Insolvency Event means:

(a)	an administrator is appointed to a Party or action is taken to make that appointment;

(b)	a Party commences to be wound up or ceases to carry on business;

(c)	the appointment of a receiver, receiver and manager or other Controller (as defined in the Corporations Act) to the Party or any of its assets;

(d)	a Party enters into a compromise or arrangement with its credits or a class of them;

(e)	a Party is insolvent or is presumed to be insolvent under the Corporations Act;

(f)	the suspension of payments, a moratorium of any indebtedness or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise other than a solvent reorganisation); or

(g)	anything having a substantially similar effect to any of the above events occurs under the law of an applicable jurisdiction.

Intellectual Property Rights means all industrial and intellectual property rights recognised in any jurisdiction worldwide, whether protectable by statute, at common law or in equity, including:

(a)	patents and patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, utility models and utility model applications, and industrial designs;

(b)	trade marks, service marks, trade names, logos, actions in passing off, internet domain names, social media names, together with the goodwill connected with the use thereof and symbolised thereby;

(c)	copyrights, including copyrights in computer software;

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(d)	registrations and applications for registration of any of the foregoing under paragraphs (a)-(c) of this definition;

(e)	trade secrets, know-how, methods, techniques, processes (including manufacturing processes), formulae, design or technical specifications, test results, testing methods, procedures, data, metadata, inventions, customer and business lists and other confidential and proprietary information; and

(f)	the right to sue at law or in equity for all Claims or causes of action arising out of or related to any past, present or future infringement, misappropriation or violation of any of the foregoing, including the right to receive all proceeds and damages therefrom.

Interest Rate means a rate of interest per annum that is 2 percentage points higher than the corporate overdraft reference rate published for that day by the Commonwealth Bank of Australia ABN 123 123 124 or if that rate ceases to exist, another rate determined by the Steering Committee.

Ipso Facto Stay means any limitation on enforcement of rights or self-executing provisions in a contract, agreement or arrangement pursuant to sections 415D, 415F, 415FA, 434J, 434J, 434L, 434LA, 451E, 451G or 451GA of the Corporations Act.

Irremediable Default means a default in the observance or performance of a material obligation under this Agreement that cannot be remedied (including a breach of confidentiality) but does not include a default in the observance or performance of a material obligation within a time specified in this Agreement unless the obligation is incapable of being observed or performed after the end of the time specified.

Joint Venture Agreement means a joint venture agreement between the Parties for the ownership, development and operation of an Approved Project.

Joint Venture Activities has the meaning given in clause 7.2(a)(i).

JVA Effective Date has the meaning given in clause 7.2(b).

Nasdaq means the National Association of Securities Dealers Automated Quotations Stock Market.

National Stock Exchange means any national stock exchange in the United States of America, including the Nasdaq.

Note Event of Default means an ‘Event of Default’ as defined in clause 7 of the Promissory Note.

Noteholder Agreement means the agreement titled Note Purchase Agreement between HoldCo, Vast and EDF signed on or around the date of this Agreement.

Notice has the meaning given in clause 20.

Other Jurisdictions has the meaning given in clause 3.2(b).

Party means a party to this Agreement.

Personnel means in relation to a Party, that Party’s directors, officers, employees, agents, consultants, contractors and subcontractors.

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Potential Eligible Project means a project that the Parties reasonably consider in good faith has the potential to become an Eligible Project.

Project Agreements means this Agreement, and all other agreements or instruments entered into by or on behalf of the Parties in connection with the CSP Projects but does not include any Joint Venture Agreement.

Preliminary Appraisal has the meaning given in clause 5.1(b).

Project Budget and Schedule means the initial budget and schedule for the conduct of the Development Activities (including preparation of Feasibility Studies) on a project by project basis as decided by the Steering Committee, including without limitation all Study Expenses.

Project Confirmation Notice has the meaning given to it in clause 6.2(c)(i).

Project Rejection Notice means a written notice provided by a Party confirming their rejection of a CSP Project to the other Party.

Project Manager means the person appointed under 9.1, or any replacement appointed under clause 9.3.

Project Policies means the policies for the conduct of each Feasibility Study as agreed by the Parties from time to time.

Project Team has the meaning given in clause 12.1.

Related Body Corporate has the meaning given in the Corporations Act 2001 (Cth).

Promissory Note has the meaning given to that term in clause 1 of the Noteholder Agreement.

Representative means a person for the time being appointed by a Party as its representative on the Steering Committee and includes any alternate of that person appointed under the Steering Committee Charter.

SM1 means a 7,500 tonnes per annum solar methanol facility located in Port Augusta, South Australia. VS1 will be the primary energy source, providing heat and electricity for the methanol synthesis process.

Stanwell means Stanwell Corporation Limited (ABN 32 078 848 674).

Stanwell JDA has the meaning given in clause 3.1(b).

Steering Committee means the committee established under clause 9 to represent the Parties in relation to the Development Activities (including all Feasibility Studies) and this Agreement.

Steering Committee Charter means a charter for the Steering Committee which sets out the principles for the conduct of the Steering Committee.

Study Expenses means all capital and operating costs, charges, expenses, fees, Taxes (other than income or capital gains taxes) and other payments and expenditures of and incidental to the conduct of a Feasibility Study set out in the Project Budget and Schedule.

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Taxes means taxes, levies, deductions and duties, including fines, penalties and interest on any of them.

Term has the meaning given in clause 2.

Third Party means a bona fide third party other than the Parties or a Related Body Corporate of those parties.

Transfer, of a proprietary or non-proprietary matter, interest or thing means to sell, assign, transfer, convey or otherwise dispose of the proprietary or non-proprietary matter, interest or thing.

Ultimate Holding Company has the meaning given to that term in section 9 of the Corporations Act.

VS1 means a 30MW CSP facility with eight hours of thermal storage located in Port Augusta, South Australia.

VS3 means a 150MW CSP facility with 12-18 hours of thermal storage located in Port Augusta, South Australia.

1.2	Interpretation

In this document unless the contrary intention appears:

(a)	the singular includes the plural and vice versa, and a gender includes other genders;

(b)	another grammatical form of a defined word or expression has a corresponding meaning;

(c)	a reference to a clause, paragraph, schedule or annexure is to a clause or paragraph of, or schedule or annexure to, this Agreement, and a reference to this Agreement includes any schedule or annexure;

(d)	a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(e)	a reference to A$, $A, dollar or $ is to Australian currency;

(f)	a reference to time is to Sydney, New South Wales, Australia time;

(g)	a reference to a party is to a party to this Agreement, and a reference to a party to a document includes the party’s executors, administrators, successors and permitted assigns and substitutes;

(h)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(i)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(j)	a word or expression defined in the Corporations Act has the meaning given to it in the Corporations Act;

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(k)	the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;

(l)	references to the words "includes“, "include" and "including" means "including, but not limited to”;

(m)	any agreement, representation, warranty or indemnity in favour of two or more Parties (including where two or more persons are included in the same defined term) is for the benefit of them jointly and severally;

(n)	a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this Agreement or any part of it; and

(o)	if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day.

1.3	Headings

Headings are for ease of reference only and do not affect interpretation.

2	Term

(a)	This Agreement commences on the Commencement Date and terminates on the earliest of:

(i)	the Expiry Date;

(ii)	the date this Agreement is terminated in accordance with clause 14.4; or

(iii)	the date the Parties agree in writing to terminate this Agreement,

(Term).

(b)	Either Party may, no later than 60 days prior to the Expiry Date, request in writing an extension to the Term, such request to be considered by the other Party in good faith.

(c)	If the Parties agree to extend the Term, then the Expiry Date shall be extended by the relevant period and the Parties shall make any other amendments to this Agreement reasonably necessary to accommodate the extended Term.

3	Exclusivity

3.1	CSP Project exclusivity

(a)	Neither Party may (and must procure that, in the case of Vast, their Related Bodies Corporate do not and, in the case of EDF, their wholly owned subsidiaries do not) develop or participate in (including by way of equity purchase) a CSP Project or give any opportunity to develop or participate in (including by way of equity purchase) a CSP Project to a Third Party, otherwise than in accordance with this Agreement including clauses 3.1(b) and 8; provided, however, clause 3 shall no longer be in effect if a Note Event of Default has occurred and EDF provides a written notice to HoldCo, declaring the Due Amount to be due and payable pursuant to clause 7 of the Promissory Note.

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(b)	The parties acknowledge and agree that Stanwell has prevailing rights to participate in potential projects which involve the development, operation or supply of concentrated solar thermal power generation and storage in Queensland under the Joint Development Agreement between Stanwell and Vast dated 12 February 2021 (Stanwell JDA). Vast must notify EDF of any potential projects, leads or opportunities being pursued under the Stanwell JDA and must use reasonable endeavours to accommodate EDF in any discussions with Stanwell in respect of EDF's potential participation in respect of those projects, leads or opportunities.

(c)	To avoid doubt:

(i)	subject to clause 3.2, the exclusivity described in this clause 3 applies in respect of CSP Projects in Australia; and

(ii)	this Agreement does not prevent either party from engaging in and receiving the full benefit of:

(A)	any activity outside a CSP Project; or

(B)	a CSP Project in respect of which the other Party has issued a Project Rejection Notice.

3.2	Partnership in New Jurisdictions

(a)	The Parties acknowledge and agree that the loan from EDF referred to in paragraph C of the Background is in respect of the development of CSP Technology and CSP Projects in Australia only.

(b)	During the Initial Period, EDF will have the right to introduce Vast to the EDF management teams of other jurisdictions in which EDF operates (Other Jurisdictions). The purpose of these introductions will be to allow the EDF management teams in Other Jurisdictions to determine their interest in developing projects with Vast utilising CSP Technology in the Other Jurisdictions.

(c)	If during the Initial Period the EDF management team in an Other Jurisdiction (other than an Excluded Jurisdiction) determines that it wishes to develop projects with Vast utilising CSP Technology in the Other Jurisdiction, then EDF may, by written notice to Vast and at EDF's sole discretion, require Vast to extend the exclusivity set out in clause 3.1(a) to the Other Jurisdiction, subject to:

(i)	the EDF management team of the Other Jurisdiction and Vast agreeing an appropriate equity investment in Vast (or a Related Body Corporate of Vast) taking into account the development expenditure required to develop projects with Vast utilising CSP Technology in the Other Jurisdiction); and

(ii)	the parties agreeing to document the terms of the exclusivity for the Other Jurisdiction on substantially identical terms to those contained in clause 3 of this Agreement and having regard to the terms of the Noteholder Agreement and the Guarantee (as relevant).

(d)	For the avoidance of doubt and notwithstanding anything to the contrary, if Vast and EDF are unable to agree on the terms of a new investment, either party, in its sole discretion, may discontinue discussions in respect of the Other Jurisdiction.

(e)	Vast agrees that, to the extent it considers developing projects utilising CSP Technology with third parties in the Excluded Jurisdictions, then Vast will, except where it is prevented from doing so by an obligation, notify EDF and commence discussions with EDF in respect of the relevant project.

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3.3	Exclusive supplier

The Parties acknowledge and agree that Vast will be the exclusive supplier of CSP Technology to all Potential Eligible Projects, Eligible Projects and Approved Projects.

4	Development Activities and Relationship of Parties

4.1	Development Activities

(a)	EDF and Vast will collaborate on all Development Activities to the extent set out in this Agreement.

(b)	The Parties will:

(i)	jointly carry out the activities contemplated by this Agreement in accordance with:

(A)	this Agreement;

(B)	Good Electricity Industry Practice;

(C)	the Project Policies; and

(D)	all applicable Authorisations, laws, regulations, orders and rules,

and does not include any activities to develop an Approved Project after a Joint Venture Agreement has been entered into in respect of that Approved Project (Development Activities);

(ii)	subject to the rest of this Agreement, jointly make available resources, including:

(A)	funds towards a Project Budget and Schedule; and

(B)	staff to carry out the Development Activities;

(iii)	act through the Steering Committee, the Project Manager, the Project Team, and the Parties’ respective Personnel; and

(iv)	use all reasonable endeavours and act in good faith to progress projects expeditiously and in accordance with this Agreement.

4.2	Relationship

The Parties agree that:

(a)	the rights, duties, obligations and liabilities of the Parties in every case (including in respect of the Development Activities) are several and not joint nor joint and several;

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(b)	except where this Agreement expressly states otherwise:

(i)	nothing in this Agreement creates an association, joint venture, relationship of employment, trust, agency or partnership between the Parties; and

(ii)	a Party does not have any authority to act for, or to create or assume any responsibility or obligation on behalf of, any other Party; and

(c)	no Party shall be under any fiduciary or other duty to the other Party, including any duty which would prevent it from engaging in or enjoying the benefits of any competing endeavours, subject to the express provisions of this Agreement.

4.3	Party’s covenants

Each Party covenants and agrees with each other Party:

(a)	that it has capacity unconditionally to execute and deliver and comply with its obligations under this Agreement;

(b)	that this Agreement constitutes valid and legally binding obligations on it and is enforceable against it by any other party in accordance with its terms;

(c)	to diligently observe and perform its obligations and commitments in respect of the Development Activities (including Feasibility Studies) and under this Agreement;

(d)	not to engage (whether alone or in association with others) in any Development Activities (including Feasibility Studies) in respect of CSP Projects except as provided or authorised by this Agreement;

(e)	not to do or permit to be done anything by which any of the Authorisations might be rendered liable to be cancelled, forfeited, revised, not issued, not renewed or not extended; and

(f)	to act in good faith towards each other in carrying out the Development Activities (including Feasibility Studies).

4.4	Party warranties

Each Party warrants, at the date of this Agreement, that:

(a)	it has obtained all necessary Authorisations for its participation in the Development Activities (including Feasibility Studies) including from all relevant government or statutory authorities whether located in Australia or elsewhere; and

(b)	by executing this Agreement it will not breach the terms of any approval, licence, its constituent documents or other agreement to which it is a party.

4.5	Limitation of liability

Notwithstanding any other provision of this Agreement, except in the case of fraud, wilful misconduct or Gross Negligence:

(a)	a Party will not be liable for any Consequential Loss suffered by the other Parties as a result of the first Party’s breach; and

(b)	a Party’s liability under this Agreement is capped at the higher of:

(i)	50% of the development expenses incurred at the time of the Party’s breach, negligence or relevant act or omission; and

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(ii)	the amount actually recovered by the Party under insurance policies maintained by the Party in accordance with the agreement up to the limit of indemnity under such policies, or the amount that would have been recoverable under any insurance policies required to be maintained by the Party under this Agreement but for:

(A)	a failure of the Party to effect and maintain insurance or submit a claim and take reasonable steps to pursue such claim once it had been submitted;

(B)	a breach by the Party of the terms of the relevant insurance policy; or

(C)	an insurer relying on clause 4.5(a) to avoid or reduce its liability under such policies.

5	Phase 0 – Ideation

5.1	Project origination

Subject to any applicable confidentiality arrangements, the Parties agree to:

(a)	deliver genuine leads or enquiries to each other in a timely manner in respect of any Potential Eligible Project;

(b)	provide to each other all information reasonably necessary to allow either Party to make a preliminary appraisal of the Potential Eligible Projects, including whether such projects compete or have the potential to compete against:

(i)	an Eligible Project;

(ii)	an Approved Project;

(iii)	a project that is being developed solely by a Party after a Project Rejection Notice has been issued by the other Party; or

(iv)	any other project being developed by a Party that the other Party has knowledge of,

(Preliminary Appraisal); and

(c)	work with each other on project tenders.

5.2	Incorporation of Vast project entities

From time to time Vast may incorporate an entity in relation to a Potential Eligible Project. To the extent permitted by applicable law, such entities must have regard to directions from the Steering Committee in respect of their general activities and expenditure. Until the JVA Effective Date, Vast must procure that any vehicle so established must:

(a)	unless EDF has provided its prior written consent (not to be unreasonably withheld or delayed):

(i)	only undertake activities that Vast reasonably considers is necessary or desirable to progress the proper development of a Potential Eligible Project; and

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(ii)	not raise any debt or equity funding from any entity other than Vast or one of its Related Bodies Corporate;

(b)	not incur any liabilities of any kind in excess of an amount determined by the Steering Committee; and

(c)	not raise any debt or equity funding from Vast or any of its Related Bodies Corporate exceeding an amount determined by the Steering Committee.

5.3	Referral of projects

(a)	Either Party may, after undertaking a Preliminary Appraisal and being satisfied as to the result, refer a Potential Eligible Project to the Steering Committee for initial appraisal for joint development as an Eligible Project (Initial Appraisal).

(b)	The Parties must provide the Steering Committee with sufficient information to carry out the Initial Appraisal, including:

(i)	a Project Budget and Schedule;

(ii)	organisation chart; and

(iii)	determination of what will constitute an appropriate Feasibility Study,

for the Potential Eligible Project.

6	Phase 1 – Feasibility

6.1	Conduct of Feasibility Study

(a)	If, following an Initial Appraisal, the Steering Committee determines that the project should proceed, then:

(i)	the project shall be an Eligible Project for the purposes of this Agreement; and

(ii)	the Parties agree to undertake a Feasibility Study for their joint benefit for the purpose of assessing the development of the Eligible Project.

(b)	The Feasibility Study must be completed in sufficient detail to allow each Party to determine whether it is able proceed to a final investment decision in respect of the Eligible Project.

6.2	Determination of Feasibility Study

(a)	The Project Manager must provide copies of a completed Feasibility Study to the Steering Committee at the earliest opportunity following its completion.

(b)	The Steering Committee must within 60 Business Days of receipt of a Feasibility Study determine whether each Party should seek a final investment decision to proceed in respect of the relevant Eligible Project in accordance with its corporate requirements (Decision to Proceed).

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(c)	Within 60 Business Days after the Steering Committee determination referred to in clause 6.2(b) (or such later date agreed by the parties), each Party must issue:

(i)	a written notice to, confirming they have obtained corporate approval in respect of a Decision to Proceed to the other Party (Project Confirmation Notice); or

(ii)	a Project Rejection Notice.

(d)	If both Parties have issued Project Confirmation Notices, the Eligible Project will become an Approved Project (Approved Project).

7	Phase 2 – Approved Projects

7.1	Election of equity right for Approved Projects

(a)	Development of, and investment in, each Approved Project will occur through a standalone entity incorporated in connection with and for the purposes of the relevant CSP Project, which will be governed by an agreed template form Joint Venture Agreement.

(b)	Within 14 Business Days of both parties issuing Project Confirmation Notices, EDF must by written notice to Vast elect an amount in respect of its equity contribution, of:

(i)	subject to clause 7.1(b)(ii), up to 75% for an Approved Project; and

(ii)	up to 75% in respect of VS1, VS3, and SM1 in aggregate,

and the balance of the equity contribution not taken by EDF for an Approved Project will be allocated to Vast.

7.2	Joint Venture Agreement

(a)	The Parties must promptly (and in any case within 60 Business Days) following issue of the Project Confirmation Notices, and subject to obtaining all internal approvals and applicable Authorisations, enter into a Joint Venture Agreement which sets out:

(i)	the development activities for the Approved Project, including:

(A)	development of a financial model and business case;

(B)	detailed design and optimisation of the site for the Approved Project;

(C)	environmental investigations and identification of required environmental and planning authorisations;

(D)	negotiation and, if appropriate, execution of: project agreements required to carry out the Approved Project on terms that are consistent with market standard and bankable, having regard to prevailing market and lender conditions, including: (i) agreements for land rights in respect of any sites required to develop the Approved Project (including real estate contracts, if applicable), (ii) construction and supply agreements, operation and maintenance contracts, and (iii) a connection agreement (or appropriate connection offer);

(E)	negotiation and, if appropriate, execution of funding agreements (or obtaining of appropriate funding offer) for the Approved Project which, at a minimum, must provide for payment of development expenditure to the Parties in the proportions agreed at Financial Close;

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(F)	preparation of legal, technical, tax or accounting due diligence reports required by financiers or government funding bodies (amongst others); and

(G)	any other activities required to take the Approved Project to “shovel ready” stage where Financial Close can take place,

(Joint Venture Activities);

(ii)	an initial budget and process for amending the budget required for the completion of the Joint Venture Activities;

(iii)	the debt and/or equity funding commitments of each Party for all or part of the expected development costs for the Approved Project which, at a minimum, must provide for payment of development expenditure by the Parties in the proportions agreed in clause 10.2 at Financial Close; and

(iv)	the process for raising further debt and/or equity funding for the Approved Project;

(v)	the rights of each Party to transfer its interests in the Approved Project, including any pre-emptive rights, drag rights, tag rights or liquidity rights;

(vi)	the governance rights of each Party in respect of the Approved Project, including board appointment rights and board and securityholder voting rights;

(vii)	any negative covenants, events of default or termination rights of each Party, together with the consequence of breaching or triggering any such rights;

(viii)	the milestones necessary to achieve Financial Close; and

(ix)	for the period ending one year after commencement of commercial operations for the Approved Project:

(A)	an obligation that either party retains at least 25% equity in the relevant Approved Project; and

(B)	a right for either Party to reduce its equity in the relevant Approved Project to 25% without the written consent of the other party (subject to the incoming equity investor being financially and technically capable of carrying out the obligations of the Party reducing its equity).

(b)	The Parties agree that, on and from the effective date of the Joint Venture Agreement (JVA Effective Date):

(i)	this Agreement shall no longer apply to the Approved Project;

(ii)	no Party will have any rights, obligations or liabilities under or in connection with this Agreement (insofar as it relates to the Approved Project) other than any accrued rights or obligations of the Parties up to the JVA Effective Date; and

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(iii)	this Agreement (insofar as it relates to the Approved Project) is superseded by the JVA.

8	Withdrawal and introduction of additional parties

8.1	Withdrawing from CSP Projects

(a)	Any Party may withdraw from a Potential Eligible Project, an Eligible Project, or an Approved Project at any point prior to the execution of a Joint Venture Agreement by issuing a Project Rejection Notice.

(b)	If a Party delivers a Project Rejection Notice (Withdrawing Party), then:

(i)	except for the rights in clause 3.3, the Withdrawing Party’s rights in relation to the withdrawn project under this Agreement, and any other Project Agreements related to that specific project will immediately come to an end;

(ii)	the remaining Party may develop and control the development of the withdrawn project;

(iii)	subject to any lender conditions or restrictions, the remaining Party must use reasonable efforts to repay the Withdrawing Party’s proportion of the development costs that have not already been paid, out of loan proceeds received upon Financial Close on a pro rata basis; and

(iv)	if the remaining Party is unable to repay the Withdrawing Party under clause 8.1(b)(iii), the Withdrawing Party’s proportion of development costs will be treated as unsecured subordinated debt to be repaid as soon as reasonably practicable.

8.2	Additional investors

Parties agree to consider in good faith any request by the other Party to introduce an additional investor into any Eligible Project or Approved Project at any time.

9	Steering Committee

9.1	Establishment of Steering Committee

(a)	The Parties agree to establish a Steering Committee to oversee and govern the carrying out of Development Activities (including Feasibility Studies), which will be formed and conducted in accordance with this clause 9. To avoid doubt, the Steering Committee will not oversee or govern any activities relating to an Approved Project after the execution of a Joint Venture Agreement in respect of that Approved Project.

(b)	In respect of each Feasibility Study, the Steering Committee is empowered to make all decisions in relation to matters within the scope of the Feasibility Study, other than:

(i)	matters expressly reserved by this Agreement for the Parties’ determination, decision, approval or consent;

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(ii)	matters which have been expressly delegated in accordance with this Agreement to a Party, the Chairperson, or the Representatives of each Party.

(c)	The Steering Committee must determine and maintain the Steering Committee Charter, provided that, to the extent of any inconsistency between the Steering Committee Charter and this Agreement, this Agreement prevails.

9.2	Composition of Steering Committee

(a)	Each Party will be entitled to appoint two Representatives on the Steering Committee.

(b)	Each Party may also appoint an alternate for each of its Representatives who will be entitled to attend and vote at meetings of the Steering Committee in which the relevant Representative does not participate.

(c)	Each Party will appoint its Representatives and alternates (if any) by notice in writing to the other Party.

(d)	A Party may replace any of its Representatives or alternates, or revoke any such appointment, at any time by giving not less than five Business Days’ notice in writing to the other Party.

(e)	The Project Manager will attend all meetings of the Steering Committee but is not, unless a Representative, entitled to vote.

9.3	Chairperson

(a)	The Chairperson will initially be appointed by EDF, with responsibility for appointing the Chairperson to alternate between Parties prior to each subsequent meeting.

(b)	The Chairperson will be responsible for:

(i)	scheduling and preparing the agenda for Steering Committee meetings; and

(ii)	the management of the Steering Committee, in accordance with this Agreement.

(c)	The Chairperson will not have a casting vote.

(d)	If at any meeting of the Steering Committee the Chairperson will not be present at the time appointed for holding the meeting, the Chairperson may appoint a replacement Chairperson.

(e)	If at any meeting of the Steering Committee the Chairperson is not present at the time appointed for holding the meeting, the Representatives present may choose one of those Representatives to preside at that meeting.

9.4	Secretary

(a)	The Representatives will appoint a person, who may, but need not be, a Representative, to act as secretary of the Steering Committee.

(b)	The secretary will attend all meetings of the Steering Committee but is not, unless a Representative, entitled to vote.

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(c)	The Representatives may remove the secretary from office and appoint a replacement.

9.5	Meetings

(a)	Meetings of the Steering Committee will (unless otherwise agreed by the Steering Committee):

(i)	be held virtually or at such other place as the Steering Committee may from time to time determine; and

(ii)	monthly or at such other intervals as required by this Agreement or as the Steering Committee may determine.

(b)	In addition, the Project Manager may at any time, and must within five (5) Business Days of being requested to do so by a Party, convene a meeting of the Steering Committee. Any request by a Party for a meeting to be convened must set out the matters to be considered at the meeting.

(c)	Meetings of the Steering Committee may be held in person or by telephone, video conference or other means of instantaneous communication.

(d)	Each Party will ensure its Representatives convene and attend meetings expeditiously to ensure the continuity of any Feasibility Studies.

9.6	Notice of meetings

(a)	Except as otherwise expressly stated otherwise in this Agreement, the Project Manager will give to each Party at least ten (10) Business Days’ notice of each meeting of the Steering Committee (or at least two (2) Business Days’ notice for a reconvened meeting), which notice must outline the business to be conducted at the meeting. Such notice will not be required where the Representatives of each Party agree to waive notice of the meeting.

(b)	Each Party may give a notice to the Project Manager and each other Party at least five (5) Business Days prior to the meeting to include any additional items of business to be conducted at the meeting.

(c)	Business not mentioned in a notice of meeting will not be dealt with at the meeting unless all Representatives (not just those present at the meeting) unanimously agree.

9.7	Quorum

(a)	The quorum for a meeting of the Steering Committee will be at least one Representative of each Party entitled to vote.

(b)	If a quorum is not present within one hour after the time appointed for the meeting:

(i)	the meeting will stand adjourned to the same hour on the next Business Day at the same venue; and

(ii)	the Project Manager will endeavour to contact the Representatives who were not present at the first meeting to advise them of the adjourned meeting.

(c)	The quorum at an adjourned meeting will be those Representatives present at the adjourned meeting.

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9.8	Voting rights

(a)	Each Representative of a Party will be entitled to one vote.

(b)	Any one Representative appointed by a Party shall be entitled to cast all votes of the Representatives appointed by such Party.

(c)	A Representative may attend and vote on a matter at a meeting of the Steering Committee notwithstanding there is a conflict of interest in respect of that matter with the Party appointing that Representative. However, at the start of the relevant meeting before the vote is taken, the existence of this conflict of interest must be declared if not already known by the other Party.

(d)	A Representative who decides (at their election) to withdraw from a meeting of the Steering Committee due to a conflict of interest will be treated as not being entitled to vote at that meeting and such withdrawal will not result in the meeting lacking quorum.

9.9	Decisions

(a)	Subject to clause 12.6, all decisions of the Steering Committee must be made by a simple majority vote.

(b)	If, in relation to any decision regarding:

(i)	the removal and appointment of the Project Manager; or

(ii)	the satisfaction of a Funding Milestone,

the Steering Committee fails, at two consecutive Steering Committee meetings, to pass any proposed resolution, either Party may refer the matter to dispute resolution in accordance with clause 15.

9.10	Advisers and Observers

A Party may arrange (at its own expense) for consultants or other technical personnel (Advisers) and up to two other persons (Observers) to be present at meetings of the Steering Committee to assist its Representatives, or in the case of the Observers to observe but not participate in the meeting, provided that:

(a)	the Party must ensure that each Adviser and Observer is under a duty of confidentiality in relation to all information and materials to which the Adviser or Observer gains access as a consequence of the Adviser or Observer being present at a meeting of the Steering Committee; and

(b)	a Party must inform the other Party of its intention to have an Adviser or Observer attend a meeting of the Steering Committee on behalf of the Party at least two (2) Business Days before the meeting (and such notice must include the name and origin of each Adviser and Observer).

9.11	Authority of Representatives

Each Representative will have full power and authority to represent the Party who appointed the Representative in all matters within the powers of the Steering Committee and all acts done by the Representative under this authority will be deemed to be the act of the Party who appointed the Representative.

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9.12	Resolution without meeting

(a)	A resolution of the Steering Committee which is signed by all Representatives of each Party (Circular Resolution) will be as valid and effective as if it had been passed at a meeting of the Steering Committee properly convened and held.

(b)	A Circular Resolution may consist of one or more documents in identical terms, signed by a Representative of each Party.

9.13	Minutes

(a)	The secretary of the Steering Committee must arrange for minutes of each Steering Committee meeting and each sub-committee meeting to be taken.

(b)	A copy of the minutes of each Steering Committee meeting and each sub-committee meeting must be given by the Project Manager to each Party as soon as practicable, but no later than 5 Business Days after each meeting.

(c)	If a Party wishes to make any comments in respect of the minutes, it must do so within 10 Business Days after receiving the minutes by providing a notice to the Project Manager.

(d)	The minutes of a Steering Committee meeting or subcommittee meeting, respectively, will be considered and approved (with or without amendments) at the next meeting of the Steering Committee or relevant sub-committee (as applicable), and are to be signed by the Chairperson of the relevant Steering Committee meeting or the chairperson of the relevant sub-committee meeting, and are then conclusive evidence of the proceedings and decisions of the meeting to which they relate.

9.14	Sub-committees

(a)	The Steering Committee may establish one or more sub-committees to consider and make recommendations (or, if the Steering Committee unanimously and expressly confers such a power, decisions) on such matters as the Steering Committee may from time to time refer to any such subcommittee.

(b)	Each Party will be entitled, but will not be obliged, to be represented on each sub-committee.

(c)	The Party who has nominated the Chairperson of the Steering Committee will appoint the chairperson of any sub-committee.

(d)	Recommendations and (where applicable) decisions of any sub-committee of the Steering Committee must be by unanimous vote. If unanimity cannot be achieved on any matter, such inability and the reasons for that will be reported to the Steering Committee.

9.15	Costs and expenses

Costs and expenses incurred by the Parties relating to the attendance of their respective Representatives at Steering Committee meetings will, unless otherwise agreed, be borne by each respective Party.

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10	Project Budget and Schedule

10.1	Project Budget and Schedule

The Parties agree that the Development Activities (including Feasibility Studies) will be conducted in accordance with the Project Budget and Schedule.

10.2	Allocation of costs

(a)	The Parties agree that, in accordance with the Project Budget and Schedule, all costs for:

(i)	each Eligible Project (or Potential Eligible Project) will be borne by the Parties as follows:

(A)	Vast – 50%; and

(B)	EDF – 50%; and

(ii)	each Approved Project will be borne by the Parties on the terms of the Joint Venture Agreement entered into by the Parties.

(b)	Each Party will be entitled to submit a notice to the Steering Committee each month setting out all Third Party development costs it has paid in respect of Development Activities, in sufficient detail to enable the Steering Committee to consider whether such costs have been properly incurred in accordance with this Agreement.

(c)	If the Steering Committee considers that such Third Party development costs are properly incurred, the Steering Committee will make a determination that results in those costs being shared in the proportion set out in clause 10.2(a).

10.3	Audit

(a)	Each Party must maintain, and keep for a period of seven years from the date of creation, proper accounts and records which:

(i)	record and give a true and fair view of all actions taken by the Party under or in relation to this Agreement, including any Study Expenses incurred by the Party; and

(ii)	are maintained in accordance with the applicable laws, rules and accounting standards of any National Stock Exchange.

(b)	A Party may, but not more than once per calendar quarter, upon reasonable prior notice to the other Party, procure an appropriately qualified independent third party to audit the records of the other Party.

11	Appointment of Project Manager

11.1	Appointment

The Steering Committee has the power to appoint the Project Manager.

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11.2	Powers

(a)	The Project Manager will be responsible for the management and conduct of the Feasibility Studies, and carrying out the Development Activities, in accordance with this Agreement, including:

(i)	managing the Project Team;

(ii)	incurring expenditures in accordance with the Project Budget and Schedule;

(iii)	establishing comprehensive project management processes to ensure the any deadlines are achieved; and

(iv)	preparing the monthly reports in accordance with clause 12.4.

(b)	All decisions made by the Project Manager must be authorised in advanced by the Steering Committee.

(c)	The Project Manager will report to, is subject to the supervision of the Steering Committee, and must follow any instructions the Project Manager receives from the Steering Committee.

11.3	Removal and replacement

(a)	The Project Manager may be removed:

(i)	in accordance with a decision of the Steering Committee;

(ii)	by the Steering Committee, acting reasonably:

(A)	if the Chairperson suspects that the Project Manager has committed fraud or corruption, unconscionable conduct, frivolous or vexatious behaviour or inappropriate conduct (including sexism, racism or other discriminatory behaviour);

(B)	if the Project Manager:

(1)	fails to follow the directions of the Steering Committee;

(2)	acts in any manner which causes (or may reasonably be anticipated to cause) either or both Parties to breach this Agreement, any Project Agreement or any Authorisation;

(3)	acts in any manner which would frustrate any Feasibility Study or prejudice a Party’s interests in the any CSP Project; or

(4)	fails to comply with Good Electricity Industry Practice in progressing the CSP Project or any other applicable Australian standards; or

(C)	on the suspension or termination of this Agreement;

(iii)	if the Project Manager was an employee of a Party, the Project Manager ceases to be an employee of that Party; or

(iv)	if agreed between the Parties.

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(b)	If the Project Manager is removed the Steering Committee will appoint a replacement Project Manager (except in the circumstances described in clause 11.3(a)(ii)(C)).

12	Project administration

12.1	Project Team

(a)	The Parties will establish a team comprised of their respective Personnel (Project Team) to carry out the Development Activities (including Feasibility Studies).

(b)	The Project Manager may appoint or remove members from the Project Team, provided the Project Manager has the prior approval of the Steering Committee.

12.2	Access to site

The Project Team (and any properly authorised Personnel of a Party) will be entitled at all reasonable times (provided such access is reasonably required for the purposes of the Development Activities (including Feasibility Studies)), and at the risk and expense of the Party appointing the relevant Project Team member or Personnel, to have access to the other Party’s Project Site(s), provided that:

(a)	access will be provided promptly on request, provided that it does not unreasonably disrupt the conduct of the other Party’s operations; and

(b)	the Project Team members or Personnel of a Party must, when accessing the relevant site, comply with:

(i)	the directions of the other Party when doing so; and

(ii)	the work, health and safety policies or other relevant plans or policies applicable to the relevant Project Site (as provided by the owner of that Project Site).

12.3	Accounting

The Project Manager must:

(a)	ensure that proper accounts and records are maintained in accordance with Australian accounting standards; and

(b)	if requested by a Party, provide that Party access to the accounts and records.

12.4	Reports

The Project Manager must deliver to the Steering Committee monthly progress reports as required by the Steering Committee and in accordance with Good Electricity Industry Practice which reports must include, at a minimum:

(a)	compliance with work health and safety matters;

(b)	progress against the Project Budget and Schedule;

(c)	a reconciliation of the monies received and disbursed during the preceding calendar month and a cash forecast;

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(d)	progress of the Development Activities; and

(e)	such other reports as may be requested by the Steering Committee from time to time.

12.5	Project Policies

The Parties agree that the Project Policies will apply to the Development Activities (including Feasibility Studies), and the Parties must comply with (and must procure their Personnel comply with) the Project Policies.

12.6	Amendment process

(a)	A Party may request an amendment to any or all of, the requirements of a Feasibility Study, the organisation chart, the Development Activities, the Project Budget and Schedule (excluding increases to the Project Budget and Schedule but including any changes to the allocation of funds within the Project Budget and Schedule) and/or Project Policies by submitting a request for an amendment to the Steering Committee (Amendment Request) which:

(i)	must be in writing; and

(ii)	contain sufficient information to allow the Steering Committee to consider the proposed amendment.

(b)	If the Steering Committee receives an Amendment Request they must meet within 10 Business Days of receipt of the request to consider the Amendment Request.

(c)	A decision to accept an Amendment Request requires the unanimous approval of the Steering Committee, and such approval may be conditional on the approval of a Party’s management, board or shareholders.

(d)	If an Amendment Request is not approved by the Steering Committee, the requesting Party may refer the matter to dispute resolution in accordance with clause 15.

13	Non-solicitation

(a)	Subject to clause 13(b), neither Party or its Related Body Corporates may, during the term of this Agreement and for a period of 12 calendar months thereafter, solicit, hire, or otherwise induce or attempt to induce any officer or employee of the other Party or its Related Body Corporate to terminate their employment with that Party or its Related Body Corporate, without first obtaining prior written consent of the non-hiring Party.

(b)	The prohibition set out in clause 13(a) does not apply to offers of employment made pursuant to a general solicitation of employment to the public or the industry, or to any officer or employee of one Party or its Related Body Corporate that contacts the other Party or its Related Body Corporate regarding employment opportunities on their own initiative.

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14	Default and termination

14.1	Event of Default

Any one or more of the following events with respect to a Party (Defaulting Party) is an Event of Default:

(a)	any failure by the Party to pay any amount due under this Agreement (not reasonably disputed) by the due date for payment, and which remains unpaid 10 Business Days after notice has been given by a Non-Defaulting Party under clause 14.2;

(b)	any default by the Party in the observance or performance of a material obligation under this Agreement (or any Project Agreement) which is capable of remedy and which remains unremedied 20 Business Days after a Non-Defaulting Party has given written notice of the default to the defaulting Party under clause 14.2;

(c)	subject to clause 22.14, an Insolvency Event occurs in relation to the Party;

(d)	any Irremediable Default is committed by the Party; or

(e)	any Change in Control occurs in relation to the Party, except where the Party has obtained the prior written consent of the other Party in accordance with clause 16.3.

14.2	Notices of default

(a)	If a Party:

(i)	fails to pay any amount due under this Agreement by the due date for payment; or

(ii)	defaults in the observance or performance of a material obligation under this Agreement (or any Project Agreement),

another Party (Non-Defaulting Party) may, after it becomes aware of that default, notify the defaulting Party of that default.

(b)	Failure by the Non-Defaulting Party to give a notice under clause 14.2(a) will not release the defaulting Party from any of its obligations under this Agreement or any Project Agreement.

14.3	Suspensions of rights following an Event of Default

If an Event of Default occurs in connection with an Eligible Project (or Potential Eligible Project) (Relevant Project) then until such Event of Default has been rectified:

(a)	the Defaulting Party’s rights to participate in decisions in relation to the Feasibility Study for the Relevant Project will be suspended;

(b)	the members and alternate members of the Steering Committee appointed by the Defaulting Party will not be entitled to be present or to vote at any meeting of the Steering Committee on all matters in connection with the Relevant Project; and

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(c)	a quorum at each meeting of the Steering Committee for the purposes of voting on matters in connection with the Relevant Project will be the members of the Steering Committee appointed by the Parties that are not in default, provided that for a period of 60 days from the beginning of the Event of Default, the Non-Defaulting Party shall not (including through the Steering Committee) be entitled to make the following decisions in relation to the Relevant Project:

(a)	proceeding to a Feasibility Study for the Relevant Project under clause 6.1(a);

(b)	making material changes to the Project Budget and Schedule for the Relevant Project; or

(c)	incurring material development costs.

If after such period of 60 days from the beginning of the Event of Default the Event of Default is still in effect, the Non-Defaulting Party shall be entitled to make the previously restricted decisions.

14.4	Termination following an Event of Default

(a)	Without limiting clause 14.3:

(i)	if any Event of Default described in clauses 14.1(c), or 14.1(e) occurs, a Non-Defaulting Party may elect, by notice in writing to the Defaulting Party, to terminate this Agreement; and

(ii)	if any Event of Default described in clauses 14.1(a), 14.1(b) or 14.1(d) occurs,

then a Dispute will be deemed to have arisen and either Party may issue a Dispute Notice to the other Party in accordance with clause 15 and the Parties must follow the procedure set out in clause 15 in an attempt to resolve the Dispute.

(b)	If:

(i)	the steps under clause 15 has been taken and the Dispute is not resolved within 90 days from the date of the Dispute Notice; or

(ii)	a Non-Defaulting Party has attempted to follow the steps in clause 15 and the Defaulting Party has not complied with its obligations under that clause,

then the Non-Defaulting Party may elect, by notice in writing to the Defaulting Party, to terminate this Agreement.

14.5	Defaulting Party continues to be liable

(a)	During any period of default by a Defaulting Party, subject to clause 14.3, all Development Activities will continue and the Defaulting Party will continue to be responsible for the payment of all moneys that it is obliged to pay under this Agreement.

(b)	If a Party defaults in paying the whole or part of any amount to the other Party in accordance with this Agreement, the defaulting Party must pay to the other Party interest on such unpaid amount at the Interest Rate calculated on daily balances, and capitalised monthly, from the due date for payment to the date of actual payment.

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14.6	Effect of termination

(a)	Termination of this Agreement does not affect any accrued rights or remedies of either Party.

(b)	If this Agreement is terminated, the Parties will procure the termination of the other Project Agreements to the extent they are not automatically terminated except to the extent the Parties agree otherwise.

15	Dispute Resolution

15.1	Amicable settlement

If any dispute arises under or in connection with this Agreement (including any question regarding its existence, interpretation, validity or termination and whether based in breach of contract, tort or any legal doctrine) (Dispute) and cannot be settled by the Parties within thirty (30) days of either Party giving written notice to the other of the existence of such Dispute (Dispute Notice), the Dispute shall at the option of either Party be referred to the chief executive for the time being of each Party or such other senior representatives as they may appoint to attempt to resolve the dispute within fifteen (15) days.

15.2	Arbitration

Unless settled amicably pursuant to clause 15.1, any Dispute shall be finally settled under the Rules of Arbitration (“the Rules”) of the International Chamber of Commerce by one arbitrator appointed in accordance with the Rules. The place and seat of arbitration shall be Sydney. The language of the arbitration shall be English.

15.3	Urgent interlocutory relief

(a)	This clause 15 does not prevent a Party from seeking urgent interlocutory relief from a court of competent jurisdiction where, in that reasonable opinion, that action is necessary to protect that Party’s rights.

(b)	The Parties acknowledge that, in the event of any alleged breach of this Agreement (including clause 3, 17 and 19) damages may not be an adequate remedy, and the Parties may be entitled to seek equitable relief (including an injunction and/or specific performance) in addition to damages.

15.4	Costs

Each Party must pay its own costs in complying with this clause 15.

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16	Transfers and Change of Control

16.1	Restriction on Transfers

Subject to any applicable laws and the rules of any National Stock Exchange, a Party must not Transfer any of its rights and obligations under this Agreement, except with the express written consent of the other Party such consent not to be unreasonably withheld where:

(a)	the transferee has:

(i)	the technical and financial capability; and

(ii)	technical skills and experience,

to perform the obligations under this Agreement in Australia; and

(b)	the transferee is of good standing and repute.

16.2	Transfers to Related Bodies Corporate

(a)	Either Party (Transferring Party) may at any time Transfer the whole or any part of its rights and obligations under this Agreement to a Related Body Corporate provided that:

(i)	the Related Body Corporate covenants with the other Party to be bound by the terms of this Agreement, and to assume, observe, perform and satisfy all or the relevant proportion of the liabilities and obligations of the Transferring Party arising under or by virtue of this Agreement and any other Project Agreements;

(ii)	if the transferee ceases at any time to be a Related Body Corporate of the Transferring Party it must immediately re-assign the interest or part interest to the Transferring Party; and

(iii)	the transferee must pay, or make adequate and acceptable provision for payment of, any money owing by the Transferring Party under this Agreement.

(b)	EDF acknowledges that Vast has disclosed a potential upcoming listing on a National Stock Exchange. This listing, or any of the transactions contemplated by the Business Combination Agreement (as defined in the Noteholder Agreement), will not constitute an unauthorised Transfer, nor be construed in any way as a breach of this clause 16.

16.3	Change of Control

A direct or indirect Change in Control of any of the Parties will be deemed to be a Transfer of this Agreement requiring the prior written consent of the other Parties, which must not be unreasonably withheld or delayed if the relevant Party:

(a)	continues to own 100% of the CSP Technology and the Background IP, in respect of Vast; and

(b)	continues to have the technical and financial capability to perform its obligations under this Agreement.

17	Intellectual property

17.1	Background IP

(a)	Each Party, or its third party licensors, retains all rights, title and interest (including all Intellectual Property Rights) in and to its Background IP.

(b)	Nothing in this clause 17 prevents or limits in any way a Party’s rights to use, reproduce, modify, develop and otherwise exploit its own Background IP.

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17.2	Developed Vast IP

Vast will own any and all:

(a)	intellectual property that is proprietary to Vast or that is licensed to Vast by a third party in connection with the Development Activities;

(b)	modifications and improvements to the CSP Technology made by Vast;

(c)	any intellectual property already existing, developed and to be developed by Vast and relating to:

(i)	production of synthetic fuel derived from renewable energy;

(ii)	concentration of solar power;

(iii)	methanol; or

(iv)	any similar technologies, methods or equipment to those mentioned in 17.2(c)(i) to 17.2(c)(iii).

(collectively, the Developed Vast IP).

17.3	Development and creation of Intellectual Property must be notified

Each Party must keep the other Party, and the Steering Committee must keep both Parties, fully informed and promptly notified of the development and creation of any intellectual property which may reasonably be available to be used and commercialised in relation to the Development Activities.

17.4	Developed Common IP

(a)	Any Intellectual Property Rights developed and/or derived (whether directly or indirectly) by any Party in connection with this Agreement other than Developed Vast IP (Developed Common IP) will be jointly owned such that each party will have the right to use such developed intellectual property, the obligation to share in the cost of obtaining the same, and each Party agrees to reasonably cooperate with the other in respect of obtaining and enforcing any such intellectual property.

(b)	Where there is potential for EDF and Vast to develop new intellectual property, the Parties agree to separately agree joint ownership and management of the intellectual property before it is developed.

17.5	Licensing of CSP Technology and Background IP

(a)	Vast grants to EDF a royalty-free, non-exclusive license to use, adapt, maintain and further develop:

(i)	the CSP Technology;

(ii)	Vast’s Background IP; and

(iii)	the Developed Vast IP,

solely for the purpose of carrying out the Development Activities and developing each CSP Project, subject at all times to the terms of this Agreement. EDF must not assign such licence except with the prior written consent of Vast.

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(b)	EDF grants to Vast a royalty-free, non-exclusive license to use, adapt, maintain and further develop EDF’s Background IP solely for the purpose of carrying out the Development Activities and developing each CSP Project, subject at all times to the terms of this Agreement. Vast must not assign such licence except with the prior written consent of EDF.

17.6	Warranty

Each Party warrants to the other Party that:

(a)	it has all necessary rights to grant the licences set out in clause 17.5;

(b)	the grant of the licenses in clause 17.5 do not breach any other license granted by the Party to any person; and

(c)	it is not aware of any Claim that its Background IP infringes the rights (including Intellectual Property Rights) of any person.

17.7	Product Development Agreement

The Parties acknowledge and agree that:

(a)	this Agreement is not intended to be a product development agreement;

(b)	if the Parties intend to collaboratively develop or enhance CSP Technology, and other renewables energy combinations and applications, the Parties must first enter into an appropriate product development agreement before any such collaboration commences; and

(c)	such product development agreement may include provisions regarding the ownership and licensing of any intellectual property related to the elements mentioned in 17.2(b) and 17.2(c), developed or enhanced under that product development agreement.

18	Insurance

Each Party must, at its own expense, in respect of the Development Activities take out and keep in full force and effect, any insurance:

(a)	required by the laws in force in the applicable State or Territory or by virtue of any contractual obligations entered into for the purposes of the Development Activities; or

(b)	determined by the Steering Committee from time to time.

19	Confidentiality

19.1	Confidentiality obligation

Each Party (Information Recipient):

(a)	may use Confidential Information of a Disclosing Party only for the purposes of the Development Activities, this Agreement and the transactions contemplated by this Agreement; and

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(b)	must keep confidential all Confidential Information of each Disclosing Party except for disclosures permitted under clause 19.2.

19.2	Exceptions

(a)	Clause 19.1 does not apply to an Information Recipient to the extent that the relevant disclosure or use:

(i)	has the prior written consent of the Disclosing Party;

(ii)	is a media announcement in the form agreed between the Parties in accordance with clause 19.4;

(iii)	is to its Personnel, professional advisers, auditors, consultants, financiers, prospective financiers and Related Bodies Corporate to whom (and to the extent to which) it is necessary to disclose the information in order to properly perform its obligations under this Agreement;

(iv)	is necessary to enforce its rights or to defend any Claim under this Agreement or for use in legal proceedings regarding this Agreement or the transaction contemplated by this Agreement;

(v)	is necessary to obtain any consent or approval contemplated by this Agreement; or

(vi)	is necessary to comply with any applicable law, legal process, any request, order or rule of any Government agency, the rules of a recognised stock exchange or in a prospectus or other document with statutory content requirements prepared for a transaction involving a party, after first consulting with the other party to the extent practicable having regard to those obligations about the form and content of the disclosure, and provided that, before disclosure:

(vii)	in the case of the Information Recipient’s (and their Related Body Corporate’s) Personnel, those persons have been directed by the Information Recipient to keep confidential all Confidential Information of the Disclosing Party and use Confidential Information solely for the purpose of the Development Activities, this Agreement and the transactions contemplated by this Agreement; and

(viii)	in the case of other persons (except those disclosures under clauses 19.2(a)(ii), 19.2(a)(iv), 19.2(a)(v) and 19.2(a)(vi)), those persons have agreed in writing with the Information Recipient to comply with substantially the same obligations in respect of Confidential Information of the Disclosing Party as those imposed on the Information Recipient under this Agreement,

(each a Direction).

19.3	Information Recipient’s obligations

An Information Recipient must:

(a)	ensure that each person to whom it discloses Confidential Information of a Disclosing Party under clause 19.2 complies with its Direction; and

(b)	notify the Disclosing Party of, and take all reasonable steps to prevent or stop, any suspected or actual breach of a Direction.

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19.4	Media or public announcement

(a)	A Party must not (and the Project Manager and the Steering Committee must not), before or after the Commencement Date, make or send a public announcement, communication or circular in relation to:

(i)	this Agreement; or

(ii)	the transactions or projects referred to in this Agreement, including any CSP Project,

unless it has first obtained the written consent of the other Party, which consent is not to be unreasonably withheld or delayed.

(b)	Clause 19.4(a) does not apply to a public announcement, communication or circular required by law or the requirements of a regulatory body (including the U.S. Securities and Exchange Commission, Nasdaq and any other relevant stock exchange), if the Party required to make or send it has, if practicable, first consulted and taken into account the reasonable requirements of the other Party, provided that the Party must only disclose such information necessary to comply with the requirements of law or the applicable regulatory body.

20	Compliance

20.1	Definitions

For the purpose of this clause 20:

(a)	"Party” and "Parties" shall include and be limited to the co-contractors themselves, and their respective managers, directors, and representatives directly involved with this Agreement.

(b)	“Ultimate Beneficial Owner" shall mean any natural person who ultimately either hold, directly or indirectly, 25% or more of the voting rights or share capital, or exercise controlling power over the Party’s management or administration bodies or over the Party’s General Assembly.

(c)	“Associated Person” shall mean any natural or legal person who performs services for or on behalf of a Party in connection with this Agreement, including but not limited to agents, sub-contractors, associates and consultants, partners and collaborators in joint ventures, majority or wholly owned subsidiary companies.

(d)	“Sanctions Laws” shall mean any trade control or sanctions restrictions programs maintained by the United States, the European Union, the United Nations, or other countries, including but not limited to, the EU sanctions program or its Member States programs, France, Her Majesty Treasury programs, the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”) programs, the U.S lists of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders program, Denied Parties program, Debarred Parties programs, the U.S. Entities lists, U.S. State Department’s Non-proliferation Sanctions programs, and equivalent programs or lists of restriction or prohibition maintained under applicable laws of other countries.

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(e)	“Sanctioned Party” shall mean a person or entity who is, or is directly or indirectly, owned or controlled (as such terms are defined by the relevant sanctions authority) by, a designated target of Sanctions Laws.

(f)	"Anti-corruption Laws" shall mean any laws, regulations, or orders addressing corruption, bribery (including commercial bribery) and influence peddling including, without limitation, laws that prohibit the giving, offering, promising or authorization of the payment or transfer of anything of value, in cash or in kind (including but not limited to inappropriate gift, travel, meal or entertainment), directly or indirectly, to any Government Official, any employee of any commercial entity or to any other person to improperly gain or retain any favourable decision or any other business advantage; this include without limitation the French penal code, the US Foreign Corrupt Practices Act of 1977 and all applicable national and international laws applicable to the Parties enacted to implement and comply with the Organization for Economic Cooperation and Development ("OECD") Convention dated 17 December 1997 on Combating Bribery of Foreign Public Officials in International Business Transactions and/or the United Nations ("UN") Convention against Corruption dated 31 October 2003.

(g)	“Anti-Money Laundering and Financing of Terrorism Laws” shall mean any laws, rules, and regulations of any jurisdiction legally applicable to the Parties and that relates to money laundering, any predicate offense to money laundering, or any financial record keeping and reporting requirements related thereto, including but not limited to the regulations enacted to comply with the FATF’s International Standards on Combating Money Laundering and the Financing of Terrorism and Proliferation dated February 2012, as amended October 2021.

(h)	“Conflict of Interests” shall mean any link or relation (commercial, financial, intellectual property, personal relationships with individuals or organizations) of a Party, or any of its beneficial(s) owner(s), subsidiary(ies) or Associated Person(s) that improperly influence or could improperly influence the performance of the Parties’ official duties and responsibilities in connection with this Agreement.

(i)	“Export Control Regulations” may include, but are not limited to, the European export control regulations, the United States export control regulations (including, but not limited to item subject to U.S Nuclear Regulatory Commission, the U.S Department of Energy, the U.S Department of Commerce Export Administration Regulations, and any other trade control regulations or sanction including by the U.S Office of Foreign Assets Control (OFAC)), any other relevant export control regulations and any decision or restriction taken by relevant jurisdiction under this frame, that might be applicable to this Agreement.

20.2	Representations and warranties

In connection with this Agreement, each Party represents and warrants that at the date of its entering into force and for the whole duration of this Agreement:

(a)	it agrees to comply with any applicable Anti-corruption Laws, Sanctions Laws, Export Control Regulations and Anti-Money Laundering and Financing of Terrorism Laws;

(b)	it has not, at any time, directly or indirectly

(i)	made, offered to make, promised to make or authorised the payment or giving or receiving of, any bribe, rebate, payoff, influence payment, kickback or other payment, hospitality, or gift, money, or anything of value which is prohibited under any applicable Anti-Corruption Laws; or

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(ii)	otherwise violated, or is currently in violation in any respect of, any provision of any Anti-Corruption Laws or Anti-Money Laundering and Financing of Terrorism Laws, and it has taken and will continue to take reasonable measures to prevent its employees, managers, directors, representatives and Associated persons to not do so;

(c)	it or any of its Ultimate Beneficial Owners or any of its Associated Persons is not in any situation of Conflict of Interest;

(d)	neither it nor any of its Ultimate Beneficial Owner(s) or subsidiaries, or any Associated Person of such parties, is, or is owned or controlled by a Sanctioned Party, nor has engaged or is engaging in dealings, transactions, or any contractual relationship involving any Sanctioned Party and sanctioned country in connection with this Agreement, in each case where such dealings, transactions or any contractual relationship would violate Sanctions Laws;

(e)	neither it nor any of its Ultimate Beneficial Owner(s) have been, directly or indirectly involved, nor have they been prosecuted, convicted, or entered into any Settlement in relation to, or otherwise held legally liable for, any violation of Anti-corruption Laws and Anti-Money Laundering and Financing of Terrorism Laws at any stage within the past five (5) years;

(f)	it has not had any of its funds or assets seized or forfeited in the pursuant to any applicable Anti-Money Laundering and Financing of Terrorism Laws, Anti-corruption Laws, and Sanction Laws;

(g)	it does not appear on any list of contractors or individuals debarred from tendering or participating in any project funded by the World Bank or any other multilateral or bilateral aid agency and is not prohibited to participate in public tenders in Australia;

(h)	it has not and will not use the relationship with the other Party and its legal business entities to knowingly disguise the origin or the destination of illegally obtained resources, or to finance illegal activities, or to violate or evade applicable Sanctions laws, Anti-corruption Laws and Anti-Money Laundering and Financing of Terrorism Laws, directly or indirectly;

(i)	when required by applicable laws, it has established and maintains, in accordance with its risk exposure, an appropriate compliance program of written policies, procedures and internal controls reasonably designed to comply with Anti-Corruption Laws, including a code of conduct, trainings and materials regarding its compliance program provided to its employees; and

(j)	when required by applicable laws, it has kept and will keep, pursuant to the provisions by applicable law, complete and accurate records of all transactions and such records shall state in reasonable detail the purpose of each expense and the receipt and distribution of assets.

20.3	Compliance Questionnaire

Vast represents and warrants that at the date of its entering into force and for the whole duration of this Agreement:

(a)	any information provided to EDF in the applicable Compliance Questionnaire provided in the Schedule is factually correct and complete at the time of its signature; and

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(b)	Vast shall keep EDF promptly informed of any change occurred to the Compliance Questionnaire and acknowledges that any significant inaccuracy or omission in said Questionnaire constitutes a breach of a material obligation of this Agreement for the purposes of clause 14.1(b).

20.4	Associated Person involvement

In the event that Vast engages any Associated Person in relation to any activity connected with this Agreement, it shall ensure that:

(a)	provisions equivalent to this section 20 are included within the contract or terms of engagement under which that Associated Person is appointed to carry out the relevant activity connected with this Agreement and it will conduct appropriate compliance due diligence on any Associated Person appointed to perform services on its behalf in relation to the performance of this Agreement;

(b)	EDF shall be entitled to enforce the abovementioned provisions (as against the relevant third party) as if it were the Party responsible.

20.5	Notification

Vast shall notify EDF immediately if, during the term of this Agreement, it becomes aware that:

(a)	there is any knowledge of a potential failure to honour any contractual obligation under this Section 20;

(b)	it or any of its Ultimate Beneficial Owners or any of its Associated Persons have or may have committed a prohibited act (as described in clause 20.2(e));

(c)	it or any of its Ultimate Beneficial Owners or any of its Associated Persons is in any situation of Conflict of Interest;

20.6	Audit, Right to terminate and suspension of the Agreement

(a)	If EDF asserts that Vast is not in compliance with clause 20, EDF shall send a notice to Vast indicating the type of non-compliance asserted. After giving such notice, EDF may cause an independent auditor to audit the records of Vast in respect of the asserted noncompliance. The costs of any independent auditor under this section 20.6 shall be paid (i) by Vast being audited, if it is determined not to be in compliance with clause 20 and (ii) by EDF requesting the audit, if Vast is determined to be in compliance with clause 20.

(b)	Each Party agrees to indemnify and hold the other Party, harmless from any losses, damages, liabilities, payments, Claims, suits, actions, proceedings, penalties, fines, judgments, costs and expenses (including attorney’s fees) arising out the indemnifying Party’s breach of any or all of clause 20. Any breach of any of the representations, warranties and covenants in clause 20 shall be grounds for immediate termination of this Agreement.

20.7	Suspension of the Agreement in the event Sanctions prevent any Parties from the execution

(a)	When a criminal, civil or administrative sanction has been issued by a competent authority for non-compliance with Sanctions Laws, Anti-Corruption Laws or Anti-Money Laundering and Financing of Terrorism Laws, the affected Party undertakes to inform the other Party without delay. Parties may agree to a suspension of the Agreement and in particular:

(i)	to immediately suspend the affected obligation (whether a payment or performance) until the affected Party can fulfil this obligation; and/or

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(ii)	fully release the affected obligation, where the impediment to the performance of the obligation continues (or should reasonably continue) until the end of the contractual period, provided that, where the relevant obligation relates to the payment of goods already delivered, the affected payment obligation remains suspended (without prejudice to interest for delay) until the affected Party can make the payment in accordance with the law.

(b)	If the Sanction lasts more than three months from the above information, the Parties may terminate the Agreement by mutual Agreement without compensation and without damages.

20.8	Export control (when applicable)

(a)	The Parties acknowledge that:

(i)	items, software, technology or services, or other information made available during the performance of the Agreement may be subject to relevant applicable Export Control Regulations (“Controlled Items”), as the same may be amended from time to time, and agree to comply with the same when applicable;

(ii)	the transfer of such Controlled Items to or for certain countries or entities may be prohibited or restricted or subject to prior authorization of relevant country’s governmental authorities.

(b)	The Parties shall ensure that all Controlled items provided by or on behalf of each Party or which is developed therefrom, are exclusively used for the purpose as defined in the Contract, as such each Party warrants that any parts of the Controlled Items shall not be used for design, development, or production of any (i) non civil nuclear end use, or (ii) military, ballistic, biological and chemical weapons or cryptographic end use.

(c)	Each Party shall identify among all items, software, technology or services, or other information made available, provided by or on behalf of each Party, such items, software, technology or services or information which are Controlled Items in the frame of the relevant Export Control Regulation.

(d)	The Parties shall undertake to obtain, maintain and, on request, supply copies to the other Party of any required licenses, authorizations, consents and/or approvals that are necessary for the transfer of information under or in relation to this Agreement in full compliance with the relevant applicable Export control regulations.

(e)	Each Party shall inform the other on whether specific trade restrictions apply to the Controlled Item with regards to the intended end use or end user and will discuss the reasonable safeguard measures which may be defined and implemented to comply with such restrictions.

(f)	A receiving Party shall not be liable for a breach of the foregoing provision in respect of information provided by or on behalf of the other Party if it was not made aware in writing (by way of appropriate document marking or otherwise) of any applicable export control restrictions in respect of such information in circumstances where such Party could not otherwise have been reasonably aware of any such applicable restrictions.

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(g)	In case any relevant applicable Export Control Regulations or trade regulations constrain a Party to apply for and obtain an export license, then the other Party shall provide with all necessary documentation requested before delivery, including, as applicable, by signing and delivering any requested end user certificate or the like as soon as possible.

(h)	Each party undertakes to not export, re-export, transfer or otherwise release or make available, including by deemed (re)export when applicable, the Controlled Items to any other entity, person and third party for which such export, re-export, transfer or otherwise disclosure of parts of Controlled Item is prohibited or restricted by relevant applicable Export Control Regulations, applicable at the time of such export, re-export or transfer, except in strict compliance with all such Export Control Regulations and subject to first obtaining (i) written prior approval from the disclosing Party, and (ii) from the relevant authorities requiring export license(s) or approval when applicable.

21	Notices and other communications

21.1	Service of notices

A notice, demand, consent, approval or communication under this Agreement (Notice) must be:

(a)	in writing, in English and signed by a person duly authorised by the sender; and

(b)	hand delivered or sent by prepaid post or email to the recipient’s address for Notices specified in the Details, as varied by any Notice given by the recipient to the sender.

21.2	Effective on receipt

A Notice given in accordance with clause 21.1 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:

(a)	if hand delivered, on delivery;

(b)	if sent by prepaid post, on the second Business Day after the date of posting (or on the seventh Business Day after the date of posting if posted to or from a place outside Australia);

(c)	if sent by email, on the earlier of:

(i)	the time the sender receives an automated message from the intended recipient’s information system confirming delivery of the email;

(ii)	the time that the email is first opened or read by the intended recipient, or an employee or officer of the intended recipient; and

(iii)	four (4) hours after the time the email is sent (as recorded on the device from which the sender sent the email) unless the sender receives, within that four (4) hour period, an automated message that the email has not been delivered,

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but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day.

22	General provisions

22.1	Alterations

This Agreement may be altered only in writing signed by each Party.

22.2	Approvals and consents

Except where this Agreement expressly states otherwise, a Party may, in its discretion, give conditionally or unconditionally or withhold any approval or consent under this Agreement.

22.3	Costs

Each Party must pay its own costs of negotiating, preparing and executing this Agreement.

22.4	Stamp duty

Any stamp duty, duties or other taxes of a similar nature (including fines, penalties and interest) in connection with this Agreement or any transaction contemplated by this agreement, must be paid by the Parties in equal shares.

22.5	Survival

The following clauses are independent and survive termination of this Agreement:

(a)	4.5 – Limitation of liability;

(b)	13 – Non-solicitation;

(c)	14.5 – Defaulting Party continues to be liable;

(d)	14.6 – Effect of termination;

(e)	17.1 – Background IP;

(f)	17.2 – Developed Vast IP;

(g)	17.6 – Warranty;

(h)	19 – Confidentiality; and

(i)	any other term by its nature intended to survive termination of this Agreement survives termination of this Agreement.

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22.6	Counterparts

This Agreement may be executed in counterparts. All executed counterparts constitute one document.

22.7	No merger

The rights and obligations of the Parties under this Agreement do not merge on completion of any transaction contemplated by this Agreement.

22.8	Entire agreement

This Agreement constitutes the entire agreement between the Parties in connection with its subject matter and supersedes all previous agreement or understandings between the Parties in connection with its subject matter.

22.9	Further action

Each Party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this Agreement and any transactions contemplated by it.

22.10	Severability

A term or part of a term of this agreement that is illegal or unenforceable may be severed from this Agreement and the remaining terms or parts of the term of this Agreement continue in force.

22.11	Waiver

A Party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the Party giving the waiver.

22.12	Payments

A Party liable to make a payment under this document is to make the payment without set off, counterclaim or deduction. The Party to whom a payment is to be made need not make a demand for payment unless a demand is expressly required.

22.13	Governing law and jurisdiction

This Agreement is governed by the law of New South Wales and each Party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales.

22.14	Ipso Facto Stay

The provisions of this Agreement are subject to any Ipso Facto Stay which may operate to prevent the enforcement of rights under this Agreement. To the extent that there is any conflict between the provisions of this Agreement and the Ipso Facto Stay, this Agreement is to be interpreted subject to the Ipso Facto Stay.

22.15	Remote conferencing

Where this Agreement calls for or requires a meeting between the Parties, their Personnel, or the Steering Committee, such meetings may be attended by telephone, video conferencing or any other means of electronic conferencing.

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Execution page

Executed as an agreement.

Signed by Vast Renewables Limited in accordance with section 127 of the Corporations Act 2001 (Cth) by:

/s/ Colin Richardson	/s/ Craig Wood
Signature of director	Signature of director/secretary

Colin Richardson	Craig Wood
Name of director (print)	Name of director/secretary (print)

[The remainder of this page is left blank intentionally]

[Execution blocks continue over the page]

Gilbert + Tobin	Execution page – Joint Development Agreement

Executed as an agreement (cont.).

Purchaser

Signed for EDF Australia Pacific Pty Ltd (ACN 664 931 079) by its duly authorised officer, in the presence of:

/s/ Trent Wedding	/s/ James Katsikas
Signature of witness	Signature of officer

Trent Wedding	James Katsikas
Name of witness	Name of officer

[The remainder of this page is left blank intentionally]

Gilbert + Tobin	Execution page – Joint Development Agreement

Schedule 1       Compliance Questionnaire

Gilbert + Tobin	Schedule 1